Exhibit 10.14

MSG RANGERS CORP.

(formerly known as MSGS Spinco, Inc.)

Executive Deferred Compensation Plan

MSG Rangers Corp. (formerly known as MSGS Spinco, Inc.) has established the MSG Rangers Corp. Executive Deferred Compensation Plan for the purpose of permitting a select group of highly-compensated employees to defer the employee’s annual base salary and bonus into the Plan with returns on such deferrals tracking the performance of certain investments. The Company hereby adopts the Plan as of the Effective Date.

Article 1. Definitions

Whenever the following words and phrases are used in the Plan, with the first letter capitalized, they shall have the meanings specified below.

1.1

Administrator means the MSG Rangers Corp. Investment and Benefits Committee or any other committee of at least three members appointed by the Compensation Committee of the Board. The administration of the Plan, the exclusive power to interpret it and the responsibility for carrying out its provisions are vested in the Administrator.

1.2

Affiliate means any entity that is, or would be, aggregated and treated as a single employer with the Company under Sections 414(b) or (c) of the Code; provided, however, that an ownership threshold of at least 50% shall be used hereunder instead of the 80% minimum ownership threshold that would otherwise apply under such sections of the Code.

1.3

Annual Enrollment Letter means the letter provided prior to the Deferral Deadline by the Administrator to an Eligible Employee for each Plan Year in which an employee is an Eligible Employee setting forth the Eligible Employee’s eligibility to defer compensation under the Plan, the maximum amount that the Eligible Employee is eligible to defer under the Plan and such other terms as the Administrator may determine.

1.4	Board means the Board of Directors of the Company.

1.5

Change in Control means a change in ownership or effective control of the Company or in the ownership of a substantial portion of its assets, in each case within the meaning of Section 409A(a)(2)(A)(v) of the Code, other than the acquisition, in a transaction or a series of related transactions by members of the immediate family, including descendants, of Charles F. Dolan or trusts for the benefit of Charles F. Dolan’s immediate family (or an entity or entities controlled by any of them) or any employee benefit plan sponsored or maintained by the Company, of the power to direct the management of the Company or substantially all of its assets (as constituted immediately prior to such transaction or transactions).

1.6

Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

1.7	Company means MSG Rangers Corp. (formerly known as MSGS Spinco, Inc.) and any successor company thereto.

1.8	Deferral Deadline means the date by which the Participation Agreement must be completed.

1.9

Deferred Compensation Account means the account, which may be by book-keeping entry, maintained by the Employer for each Participant that reflects the sum of the amounts in the Participant’s Deferred Compensation Principal Account and the Deferred Compensation Earnings Account (including any negative amount as a result of any net losses). The Deferred Compensation Account may be divided into subaccounts (based on the source of the Deferred Compensation Amount, on a Plan Year basis, or such other basis determined by the Administrator).

1.10	Deferred Compensation Amount means the amount voluntarily deferred under Article 2.

1.11

Deferred Compensation Earnings Account means the account, which may be by bookkeeping entry, maintained by the Employer for each Participant that reflects the earnings, if any, with respect to such Participant’s Deferred Compensation Amount debited by amounts equal to all distributions to the Participant. The Deferred Compensation Earnings Account may be divided into subaccounts (based on a Plan Year basis or such other basis determined by the Administrator).

1.12

Deferred Compensation Principal Account means the account, which may be by bookkeeping entry, maintained by the Employer for each Participant that reflects such Participant’s Deferred Compensation Amount adjusted by amounts equal to all distributions to the Participant. The Deferred Compensation Principal Account may be divided into subaccounts (based on a Plan Year basis or such other basis determined by the Administrator).

1.13

Disability means that the Participant received short term disability income replacement payments for six months, and thereafter (A) has been determined to be disabled in accordance with the Company’s long term disability plan in which employees of the Company are generally able to participate, if one is in effect at such time, or (B) to the extent no such long term disability plan exists, has been determined to have a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months as determined by the department or vendor directed by the Company to determine eligibility for unpaid medical leave.

1.14

Eligible Employee means a full-time employee of the Employer at a manager level of Senior Vice President or above, who otherwise has been designated as eligible to participate in the Plan in accordance with the parameters established by the Administrator.

1.15	Employer means the Company and any Participating Affiliate. All acts required of the Employers under the Plan may be performed by the Company for itself and its Participating Affiliates.

1.16

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute. Any reference to any section of ERISA shall also be a reference to any successor provision and any Department of Labor regulation promulgated thereunder.

1.17	Investments means one or more investment alternatives as may be determined from time to time by the Administrator.

1.18

Participant means an Eligible Employee who has become a Participant in accordance with the provisions of Article 2 and who has not received a complete distribution of all amounts credited to his or her Deferred Compensation Account.

1.19

Participating Affiliate means an Affiliate that the Administrator has designated as a Participating Affiliate. At such times and under such conditions as the Administrator may direct, one or more other Affiliates may become Participating Affiliates or a Participating Affiliate may be withdrawn from the Plan. An initial list of the Participating Affiliates is set forth in Appendix A to the Plan.

1.20

Participation Agreement means the agreement, in a form prescribed by the Administrator, filed by a Participant on a Plan Year basis on or prior to December 31 of the calendar year prior to the calendar year during which services for which the Eligible Compensation is paid are performed.

1.21	Person means any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

1.22	Plan means the MSG Rangers Corp. Executive Deferred Compensation Plan, as it may be amended from time to time.

1.23	Plan Year means the calendar year or any other 12-consecutive-month period that may be designated by the Company as the plan year of the Plan.

1.24	Scheduled Withdrawal Date means the date elected by the Participant for an in-service withdrawal, if any, as set forth on the applicable Participation Agreement executed by the Participant.

1.25

Subsidiary means with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interests entitled to vote on the election of members to the board of directors or similar governing body or, in the case of a Person with no governing body, more than 50% of the equity interests.

1.26

Termination or Termination of Employment means that a Participant shall have incurred a “separation from service” within the meaning of Section 409A of the Code and the Treasury Regulations and other applicable guidance issued thereunder. Whether a Termination has occurred, including as a result of military leave, sick leave or other bona fide leave of absence, shall be determined in accordance with Section 409A of the Code.

In the event of any dispute as to whether a Participant has separated from service, the Administrator shall make the final determination in accordance with the Treasury Regulations and other guidance issued under Section 409A of the Code.

1.27	Treasury Regulations means the regulations promulgated under the Code by the United States Internal Revenue Service, as they may be from time to time amended.

Article 2. Deferred Amounts

2.1

General. For each Plan Year, on or prior to the Deferral Deadline, an Eligible Employee may elect to participate in the Plan by filing a Participation Agreement with the Company. An employee who is newly eligible to participate in the Plan after a Deferral Deadline may elect to participate in the Plan by filing a Participation Agreement with the Company within 30 days after becoming an Eligible Employee. A Participation Agreement must be filed in the manner specified by the Administrator. A new Participation Agreement shall be filed by the Eligible Employee for each Plan Year in which he or she is permitted to elect to make a deferral election. After the Deferral Deadline (or, for a newly eligible Participant, the applicable 30-day period, subject to Section 6.2 and Section 6.3), an Eligible Employee’s election to defer Eligible Compensation shall be irrevocable. An Eligible Employee’s eligibility to participate in the Plan in any Plan Year shall not be a guarantee of the Eligible Employee’s eligibility to participate in the Plan for future Plan Years.

2.2	Eligible Deferrals. Each Eligible Employee may elect to defer receipt of one or more of the following to his or her Deferred Compensation Account (the “Eligible Compensation”):

•	up to a maximum of 75% of his or her annual base salary, in increments of 5%; and

•	all or any portion of his or her earned award, if any, under the Management Performance Incentive Plan (the “MPIP”), in increments of 25%.

For a newly eligible Participant, Eligible Compensation only includes such portions of salary and MPIP awards earned with respect to service after the date on which the Participation Agreement becomes irrevocable as determined by the Administrator in accordance with Section 409A of the Code.

If an Eligible Employee is also eligible to participate in a deferred compensation plan sponsored by a Participating Affiliate, the Company and such Participating Affiliate shall coordinate so as to ensure any Eligible Compensation is not double counted.

2.3

Allocation of Deferred Compensation Amounts. A Participant’s Deferred Compensation Amount shall be credited to his or her Deferred Compensation Principal Account as soon as administratively practicable following the time the Participant is paid the Eligible Compensation for that Plan Year (or, if all of the Eligible Compensation is deferred, at the time such Eligible Compensation would otherwise have been paid). The amount initially credited to the Participant’s Deferred Compensation Principal Account shall equal the amount deferred.

Article 3. Vesting

3.1	Deferred Compensation Principal Account. A Participant shall at all times be fully vested in his or her Deferred Compensation Principal Account.

3.2	Deferred Compensation Earnings Account. A Participant shall at all times be fully vested in his or her Deferred Compensation Earnings Account.

Article 4. [Reserved]

Article 5. Investments

5.1

The Administrator shall have the sole discretion to determine the Investments in which the Deferred Compensation Amounts will be invested and may change, limit or eliminate an Investment from time to time.

5.2

In the manner specified by the Administrator, Participants may elect one or more Investments in which the funds in their Deferred Compensation Earnings Account are invested and may elect to change the Investment allocations of the Deferred Compensation Account by filing an election on a form or in the manner provided by the Administrator. Except as provided below, Participants may prospectively change their Investment elections once each calendar month, and the new investment allocations will be effective on the first day of the next month.

Article 6. Timing and Form of Benefit Distributions

6.1

Form and Timing. Subject to the provisions of this Article 6, the Deferred Compensation Account for a Participant for each Plan Year shall be distributed to the Participant in a lump sum, cash payment, or up to five annual cash installments, in each case on or beginning 90 days following the first to occur of: (i) the Scheduled Withdrawal Date, (ii) a Termination of Employment, (iii) the Participant’s Disability and (iv) a Change in Control. Participants must file such payment timing elections on or prior to the Deferral Deadline for the applicable Plan Year. For those Participants who fail to file a timely election, payment will be made in the form of a lump sum payment. Subject to the provisions of this Article 6, the Deferred Compensation Account for a Participant for each Plan Year shall be distributed to the Participant’s estate in a lump sum, cash payment, on the 90th day following the Participant’s death.

6.2

Domestic Relations Orders. To the extent permitted by Section 409A of the Code, and notwithstanding any provision of the Plan to the contrary, the Administrator, in its sole discretion, may elect to accelerate the time or form of payment of a benefit owed to a Participant hereunder in accordance with the terms and subject to the conditions of Treasury Regulation 1.409A-3(j)(4)(ii).

6.3

Unforeseeable Emergency. In the event the Administrator, upon written request of a Participant, determines in its sole discretion that the Participant has suffered an unforeseeable emergency, consistent with the guidance contained in Section 1.409A-3(i)(3) of the Treasury Regulations, the Administrator may (i) revoke the Participant’s deferral election with respect to future Eligible Compensation in accordance with Section 1.409A-3(j)(4)(viii) of the Treasury Regulations and/or (ii) pay to a Participant as soon as practicable following such determination, an amount from a Participant’s Deferred Compensation Account that shall not exceed the minimum amount necessary to satisfy the emergency, including payment of applicable taxes, consistent with the guidance in Section 1.409A-3(i)(3)(ii) of the Treasury Regulations. A Participant who receives a hardship distribution pursuant to this Section 6.3 shall be ineligible to make any additional deferrals under the Plan for the balance of the Plan Year in which the hardship distribution occurs and for the immediately following Plan Year.

6.4

Subsequent Elections. With respect to any Deferred Compensation Account for a Plan Year that a Participant elected to receive in a lump sum, in the event of a distribution pursuant to Section 6.1(i), the Participant may delay the distribution of such Deferred Compensation Amount subject to the following requirements: (A) the new election may not take effect until at least 12 months after the date on which the new election is made; (B) the new election must provide for the deferral of the distribution for a period of at least five years from the date such distribution otherwise would have been made and (C) the new election must be made at least 12 months prior to the date such distribution otherwise would have been made.

Article 7. Administration

7.1	Administration by the Committee. The Administrator shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

7.2

General Powers of Administration. The Administrator shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. The Administrator may, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and may make determinations and may take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan, shall be final and conclusive for all purposes and persons. The Administrator shall be entitled to rely conclusively upon all certificates, opinions, and information furnished by any counsel, or other person employed or engaged by the Administrator with respect to the Plan.

7.3

Indemnification. In addition to such other rights of indemnification as they may have as members of the MSG Rangers Corp. Investment and Benefits Committee, or as its delegatees, the members of the MSG Rangers Corp. Investment and Benefits Committee and its delegatees shall be indemnified by the Company against (a) the reasonable expenses (as such expenses are incurred), including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding (or in connection with any appeal therein), to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan; and (b) against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such member or delegatee is liable for gross negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding a member or delegatee shall in writing the Company offer the opportunity, at its own expense, to handle and defend the same.

7.4

Section 409A of the Code. It is intended that the payments and benefits under the Plan comply with the provisions of Section 409A of the Code. The Plan will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A of the Code). In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitutes deferred compensation subject to Section 409A of the Code, shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company shall have no liability to any Participant, beneficiary or otherwise if the Plan or any amounts paid or payable hereunder are subject to the additional taxes and penalties under Section 409A of the Code.

To the extent that any amount payable to the Participant pursuant to the Plan is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Code and is payable to the Participant by reason of the Participant’s termination of employment (other than death), then if the Participant is a “specified employee” (within the meaning of Section 409A of the Code as determined by the Company), such payment shall not be made before the date that is six months after the date of the Participant’s termination of employment (or, if earlier than the expiration of such six month period, the date of death). Any amount not paid at the end of such six-month period shall be paid to the Participant in a lump sum on the expiration of such six-month period.

Article 8. Claims Appeal Procedure

8.1

Initial Claims. After first discussing any claims a Participant (or anyone claiming through a Participant) may have under the Plan with the Company’s Vice President, Benefits, the Participant may then make a claim under the Plan in writing to the Administrator. The Administrator shall make all determinations concerning such claim. Any decision by the Administrator denying such claim shall be in writing and shall be delivered to the Participant, or if applicable, anyone who makes claim in respect of the Participant. Such decision shall set forth the reasons for denial in plain language. Pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided. This notice of denial of benefits will be provided within 90 days of the Administrator’s receipt of the claimant’s claim for benefits (or within 180 days if special circumstances require an extension of time for processing the claim and if written notice of such extension and special circumstances is given to the claimant within the initial 90-day period). If the Administrator fails to notify the claimant of its decision regarding the claim within such period, the claim shall be considered denied as of the last day of such period, and the claimant shall then be permitted to proceed with the appeal as provided in Section 8.2.

8.2

Appeals. A claimant who has been completely or partially denied a benefit shall be entitled to appeal this denial of his/her claim by filing a written statement of his/her position with the Administrator no later than 60 days after receipt of the written notification of such claim denial. If the claimant does not request a review within such 60-day or 180-day period, he or she shall be barred and estopped from challenging the Administrator’s determination.

The Administrator shall schedule an opportunity for a full and fair review of the issue within 30 days of receipt of the appeal. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based. Following the review of any additional information submitted by the claimant, either through the hearing process or otherwise, the Administrator shall render a decision on the review of the denied claim. The Administrator shall make its decision regarding the merits of the denied claim within 60 days following receipt of the request for review (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). The Administrator shall deliver the decision to the claimant in writing. If an extension of time for reviewing the appealed claim is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

8.3

General. The Administrator may at any time alter the claims procedure set forth above. The claims procedure set forth in this Article 8 is intended to comply with United States Department of Labor Regulation §2560.503-1 and should be construed in accordance with such regulation. In no event shall the claims procedure be interpreted as expanding the rights of claimants beyond what is required by United States Department of Labor Regulation §2560.503-1. A claimant must exhaust all administrative remedies under the Plan prior to bringing an action. No such action may be brought later than three years from the date the claim arose. The Administrator’s interpretations, determinations and decisions with respect to any claim shall be made in its sole discretion based on the Plan and other relevant documents and shall be final and binding on all persons.

Article 9. Amendment and Termination of Plan

9.1

Amendment or Termination. The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board or the Compensation Committee of the Board. To the extent the Company has delegated the authority to amend the Plan to the Committee, any such amendment by the Administrator shall be made by resolution of the Administrator.

9.2

Effect of Amendment or Termination. No amendment or termination of the Plan shall directly or indirectly reduce the balance of any account held hereunder as of the effective date of such amendment or termination. No amendment, modification, suspension or termination will accelerate distributions unless such acceleration is approved by the Company and permitted under Section 409A of the Code and the Treasury Regulations and other applicable guidance issued thereunder. A Participant’s Deferred Compensation

Account shall continue to be credited with gains and losses pursuant to Article 3 of the Plan until the balance of such Deferred Compensation Account has been fully distributed to the Participant or such Participant’s beneficiary.

9.3

Employer’s Right to Terminate Plan. Any Employer may, at any time, by resolution of the Board or the Compensation Committee of the Board, terminate participation in the Plan with respect to its employees, in accordance with Section 9.2. If the Plan is terminated by fewer than all Employers, the Plan shall continue in effect for employees of the remaining Employers. In the event that an Employer shall, for any reason, cease to exist, the Plan shall terminate with respect to the employees of such Employer, unless a successor organization adopts the Plan and thereby continues their participation.

Article 10. Miscellaneous

10.1

Participant’s Rights Unsecured. Except as set forth in Section 10.2, the Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any distributions hereunder. The right of a Participant or his or her beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company and the Employer, and neither a Participant nor a beneficiary shall have any rights in or against any specific assets of the Company. All amounts credited to Deferred Compensation Accounts of Participants shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.

10.2

Trust Agreement. Notwithstanding the provisions of Section 10.1, an Employer may, at its discretion, enter into a trust agreement (“Trust Agreement”) with a bank or trust company located in the continental United States as trustee, whereby the Employer may at its discretion contribute deferrals under the Plan to a trust (“Trust”). Such Trust Agreement shall be substantially in the form of the model trust agreement set forth in Internal Revenue Service Revenue Procedure 92-64, or any subsequent Internal Revenue Service Revenue Procedure, and shall include provisions required in such model trust agreement that all assets of the Trust shall be subject to creditors of the Employer in the event of insolvency. To the extent any benefits provided under the Plan are paid from the Trust, the Employer shall have no further obligation to pay them. If not paid from the Trust, such benefits shall remain the obligation of the Employer or the Company. Notwithstanding the foregoing, no Employer contributions shall be made to the Trust if doing so would violate the provisions of Section 409A of the Code.

10.3

No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that the assets of the Company shall be sufficient to pay any benefit hereunder.

10.4

No Enlargement of Employee Rights. No Participant or Beneficiary shall have any right to receive a distribution of contributions made under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company or any Employer.

10.5

Spendthrift Provision. No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, except with respect to claims for alimony, support or separate maintenance.

10.6	Applicable Law. The Plan shall be construed and administered under the laws of the State of New York, except to the extent preempted by applicable federal law.

10.7

Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Administrator may provide for such payment or any part thereof to be made to any other person or institution then contributing toward, or providing for the care and maintenance of, such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Administrator, the Company, Participating Affiliates and the Plan therefor.

10.8

Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Section 10.2.

10.9

Unclaimed Benefit. Each Participant shall keep the Administrator informed of his or her current address and the current address of his or her beneficiary. The Administrator shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Administrator within three years after the date on which payment of the Administrator’s Deferred Compensation Account may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Administrator is unable to locate any beneficiary of the Participant, then the Administrator shall have no further obligation to pay any benefit hereunder to such Participant or beneficiary and such benefit shall be irrevocably forfeited.

10.10

Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Company and Participating Affiliates, nor any individual acting as employee or agent of the Company or Participating Affiliates shall be liable to any Participant, former Participant, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan.

10.11	Withholding Taxes. An Employer shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.

10.12

Top-Hat Plan. It is the intention of the Company that, to the extent the Plan is determined to be an employee pension benefit plan subject to ERISA, it shall be considered and interpreted in all respects as an unfunded “top-hat” plan maintained primarily to provide deferred compensation benefits for “a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA.

10.13

Electronic Election. Any reference herein to an election, designation or other action by a Participant in writing shall be deemed to include an electronic election, designation or act made on the Internet to the maximum extent permitted by applicable law.

IN WITNESS WHEREOF, MSG Rangers Corp. (formerly known as MSGS Spinco, Inc.) has caused the Plan to be executed in its name, by its duly authorized officer, on this [●] day of [●], 2026 (the “Effective Date”).

MSG RANGERS CORP. (formerly known as MSGS Spinco, Inc.)

By:
Name:
Title:

APPENDIX A

PARTICIPATING AFFILIATES

As of the Effective Date

1.	Madison Square Garden Entertainment Corp. and its Subsidiaries

2.	Sphere Entertainment Co. and its Subsidiaries

3.	MSG Knickerbockers Corp. and its Subsidiaries

4.	Subsidiaries of the Company